Exhibit 99.1

Insulet Reports Third Quarter 2016 Financial Results

Third Quarter Revenue of $94.9 Million, up 33% Year-Over-Year, Exceeds Expectations

Gross Margin Improves to 58.6%

Company Raises Full Year 2016 Revenue Guidance to a Range of $362 to $365 million, from $345 to $355 million; Approximately 38% Year-Over-Year Growth at Mid-Point

BILLERICA, Mass.--(BUSINESS WIRE)--November 3, 2016--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced financial results for the three months ended September 30, 2016.

Third Quarter Highlights and Recent Developments:

  Third quarter revenue of $94.9 million exceeds the Company's guidance of $88 to $91 million and represents year-over-year growth of 33%.
    U.S. Omnipod revenue of $59.6 million, an increase of 18%.
    International Omnipod revenue of $19.1 million, an increase of 41%.
    Drug Delivery revenue of $16.1 million, an increase of 128%.
  Gross margin of 58.6%, up over 1,400 basis points, reflecting improved manufacturing and operational execution.
  Publication in the Journal of Diabetes Technology & Therapeutics demonstrating the quality of life benefits of Insulet's Omnipod System for people living with Type 1 and Type 2 diabetes.
  Successful private placement of $345.0 million in principal amount of 1.25% Convertible Senior Notes due in 2021 and repurchase of $134.2 million in principal amount of the existing 2.00% Convertible Senior Notes due in 2019.

“We are extremely pleased with our continuing positive momentum and the results our team is achieving through consistent execution of our winning strategy,” said Patrick Sullivan, Chairman and Chief Executive Officer. “We continued to achieve growth across all business lines, generating better-than-anticipated revenue and driving additional gross margin expansion in the third quarter. We are successfully implementing our commercial and operational initiatives, as well as continuing to take steps forward in our product pipeline development efforts, including our artificial pancreas program. Longer-term, we remain focused on delivering sustainable and profitable growth and increasing value for our shareholders.”

Third Quarter 2016 Financial Results:

Third quarter 2016 revenue increased 33% to $94.9 million, compared to revenue from continuing operations of $71.4 million in the third quarter of 2015.

Operating income for the third quarter of 2016 was $2.4 million, compared to an operating loss of $14.8 million in the third quarter of 2015.

Net loss from continuing operations for the third quarter of 2016 was $3.0 million, or $0.05 per share, compared with a net loss from continuing operations of $18.0 million, or $0.32 per share, in the third quarter of 2015.

Guidance:

  For the year ending December 31, 2016, the Company is raising its revenue guidance to a range of $362 to $365 million, from $345 to $355 million, compared to 2015 revenue from continuing operations of $263.9 million1. This represents year-over-year revenue growth of approximately 38% at the mid-point of the range.
  For the quarter ending December 31, 2016, the Company is introducing revenue guidance in the range of $99 to $102 million, compared to fourth quarter 2015 revenue from continuing operations of $83.8 million1. This represents year-over-year revenue growth of approximately 20% at the mid-point of the range.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains.

Divestiture of Neighborhood Diabetes:

On February 12, 2016, Insulet sold its wholly-owned Neighborhood Diabetes supplies business to Liberty Medical, LLC for $6.2 million in cash, which included $1.2 million of closing adjustments finalized in June 2016 and paid by Liberty Medical. Beginning in the first quarter of 2016, the results of operations, assets, and liabilities of Neighborhood Diabetes are classified as discontinued operations for all periods presented.

_________________

1 The Company's guidance discussion above compares 2016 expected revenue to the 2015 revenue from continuing operations which excludes Neighborhood Diabetes as if the divestiture occurred on January 1, 2015. The revenue from continuing operations for the year ended December 2015 and the fourth quarter of 2015 (unaudited) are included as an appendix to this press release.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on November 3, 2016 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, "Events and Presentations", and will be archived for future reference. The call may also be accessed by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 84511802. A replay will be available two hours after the completion of the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 84511802.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its Omnipod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The Omnipod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's Delivery Systems business also partners with global pharmaceutical and biotechnology companies to tailor the Omnipod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2016 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-Q for the quarter ended September 30, 2016. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the Omnipod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the Omnipod System and potential adverse changes in reimbursement rates or policies relating to the Omnipod System; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the Omnipod System or its inability to enter into new license agreements; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the Omnipod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the Omnipod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the Omnipod System; the concentration of substantially all of Insulet's manufacturing operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 29, 2016 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

INSULET CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(Unaudited) (In thousands, except share and per share data)
Revenue	$94,871	$71,393	$263,414	$180,092
Cost of revenue	39,230	39,823	113,265	88,814
Gross profit	55,641	31,570	150,149	91,278
Operating expenses:
Research and development	13,734	10,035	39,676	30,311
Sales and marketing	22,147	21,307	69,119	55,025
General and administrative	17,342	15,023	47,923	42,062
Total operating expenses	53,223	46,365	156,718	127,398
Operating income (loss)	2,418	(14,795)	(6,569)	(36,120)
Interest expense	3,029	3,167	9,252	9,567
Other income, net	211	21	510	76
Loss on extinguishment of long-term debt	2,551	—	2,551	—
Interest expense and other income, net	(5,369)	(3,146)	(11,293)	(9,491)
Loss from continuing operations before income taxes	(2,951)	(17,941)	(17,862)	(45,611)
Income tax expense	66	44	195	83
Net loss from continuing operations	$(3,017)	$(17,985)	$(18,057)	$(45,694)
Loss from discontinued operations, net of tax ($0, $18, $408, and $68, respectively)	(64)	(942)	(1,703)	(499)
Net loss	$(3,081)	$(18,927)	$(19,760)	$(46,193)
Net loss per share basic and diluted:
Net loss from continuing operations per share	$(0.05)	$(0.32)	$(0.32)	$(0.81)
Net loss from discontinued operations per share	$—	$(0.02)	$(0.03)	$(0.01)
Weighted-average number of shares outstanding	57,341,063	56,898,281	57,189,423	56,735,944

INSULET CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	September 30, 2016	December 31, 2015
ASSETS	(Unaudited)
Current Assets
Cash, cash equivalents and short-term investments	$282,695	$122,672
Accounts receivable, net	38,548	42,530
Inventories, net	32,663	12,024
Prepaid expenses and other current assets	7,901	4,283
Current assets of discontinued operations	—	9,252
Total current assets	361,807	190,761
Property and equipment, net	50,911	41,793
Intangible assets, net	651	933
Goodwill	39,730	39,607
Other assets	98	76
Long-term assets of discontinued operations	—	1,956
Total assets	$453,197	$275,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$18,212	$15,213
Accrued expenses and other current liabilities	33,732	36,744
Deferred revenue	1,247	2,361
Current portion of capital lease obligations	1,061	5,519
Current liabilities of discontinued operations	—	5,319
Total current liabilities	54,252	65,156
Capital lease obligations	—	269
Long-term debt, net	328,962	171,698
Other long-term liabilities	4,888	3,952
Total liabilities	388,102	241,075
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	57	57
Additional paid-in capital	736,730	686,193
Accumulated other comprehensive loss	(387)	(654)
Accumulated deficit	(671,305)	(651,545)
Total stockholders’ equity	65,095	34,051
Total liabilities and stockholders’ equity	$453,197	$275,126

INSULET CORPORATION REVENUES FROM CONTINUING OPERATIONS (Reflecting Divestiture of Neighborhood Diabetes)

	Year Ended December 31, 2015
	Total	Adjustments(1)	Continuing Operations
(In thousands)
Revenue	$324,225	$(60,332)	$263,893

	Quarter Ended December 31, 2015
	Total	Adjustments(1)	Continuing Operations
(Unaudited) (In thousands)
Revenue	$100,119	$(16,318)	$83,801

(1) Includes adjustments for revenue due to the divestiture of the Neighborhood Diabetes supplies business in February 2016. The adjustments reflect the divestiture as if it occurred on January 1, 2015. The differences between the reported revenue results for Neighborhood Diabetes and the adjustments represent the portion of Omnipod sales transacted through Neighborhood Diabetes which remain with Insulet's continuing operations.

CONTACT:
Investor Relations and Media Contact:
Insulet Corporation
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com